PRESS RELEASE

FOR:	STRATASYS, INC.

CONTACT:	Shane Glenn, Director of Investor Relations
(952) 294-3416, shane.glenn@stratasys.com

STRATASYS REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL
RESULTS

Q4 cash flow from operations exceeds $11 million
Company begins 2010 with record system backlog

- - - - -

MINNEAPOLIS, February 17, 2010 – Stratasys, Inc. (Nasdaq: SSYS) today announced fourth quarter and full year financial results.

     Revenue was $26.2 million for the fourth quarter ended December 31, 2009 as compared with $31.9 million reported for the same period in 2008. System shipments totaled 431 units for the fourth quarter of 2009, as compared with 570 for the same period last year.

     Net income was $2.4 million for the fourth quarter, or $0.12 per share, compared to net income of $2.0 million, or $0.10 per share, for the same period last year.

     Non-GAAP net income, which excludes certain discrete items and stock-based compensation expense, was $2.9 million, or $0.14 per share, for the fourth quarter of 2009 compared to $3.2 million, or $0.16 per share, for the same period last year.

     Revenue was $98.4 million for the twelve-month period ended December 31, 2009 versus $124.5 million reported for the same period in 2008. System shipments totaled 1,918 units for the twelve-month period of 2009, versus 2,184 for the same period last year.

     Net income was $4.1 million for the twelve-month period of 2009, or $0.20 per share, compared to net income of $13.6 million, or $0.65 per share, for the same period last year.

     Non-GAAP net income, which excludes certain discrete items and stock-based compensation expense, was $5.7 million, or $0.28 per share, for the twelve-month period ended December 31, 2009 compared to $16.0 million, or $0.76 per share, for the same period last year.

     Cash flow from operations totaled $11.3 million and $25.5 million for the fourth quarter and twelve-month periods in 2009, respectively. The company had $70.9 million in cash and investments as of the end of December 2009.

     Appropriate reconciliations between GAAP and non-GAAP financial measures are provided in a table at the end of this press release. The table provides itemized detail of impairment charges, restructuring expenses, as well as the stock-based compensation expenses used to determine non-GAAP financial measures.

      “We are pleased with our fourth quarter performance considering the difficult economic environment,” said Scott Crump, chairman and chief executive officer of Stratasys. “We observed an improvement in business conditions during the quarter as customers have become more confident in an economic recovery and willing to increase spending. System orders in December were notably strong, leading to a record system backlog of $6.3 million.

     “Our margins for the fourth quarter improved over the same quarter last year and sequentially, driven by the relatively strong sales of our high-margin consumables. The growth in consumables during the quarter was significant, given that it represents the first positive sales growth for consumables in twelve months. Our margins also benefited from the cost-saving measures we implemented in early 2009, and our successful initiative to lower the manufacturing cost of our uPrint 3D printers.

     “Cash flow continues to be exceptionally strong as we generated over $11 million and over $25 million in cash from operations during the fourth quarter and full year, respectively. This was a significant accomplishment considering the difficult year, but is also a credit to the hard work of our finance and operations teams in better managing our working capital. Our total cash and investment position increased to $71 million as of the end of 2009 as compared with $48 million at the end of 2008.

     “We finished 2009 encourage by the positive trends within our markets and emboldened by our new strategic initiatives – we believe that we are well positioned coming out of the recession. We believe the growth trend in consumables combined with our record year-end backlog suggest a building of positive momentum. Our indirect distribution model for Fortus systems in North American is beginning to generate positive results, and despite the difficult operating environment in 2009, our margins expanded in the fourth quarter and we strengthened our financial position.

     “Throughout 2009 we communicated our goal of significantly expanding our distribution footprint within 3D printing. In a major strategic step to meet that goal, we recently announced a game-changing agreement with HP for the worldwide distribution of Stratasys developed and manufactured 3D printers. We believe the agreement represents a major inflection point in advancing our 3D printing strategy worldwide. In addition, we believe HP’s decision is confirmation that a significant market opportunity exists among the millions of designers that are using 3D CAD today.

     “HP’s proven track record in our market as the established sales leader for 2D design plotters makes them an ideal candidate for collaboration within 3D printing. We can now leverage our industry-leading FDM technology with HP’s brand awareness and extensive sales and marketing organization. HP will begin the rollout of an HP-brand 3D printer later this year, and we are on track to begin shipment of those products in the coming months. We believe this agreement will ultimately allow us to realize the full sales potential within 3D printing.

     “In evaluating our industry, HP concluded that the Stratasys FDM technology represented the best platform for their 3D printing products. A perfect example of FDM’s capabilities was recently showcased by Autodesk, the world’s leader in design software, at their annual user conference in December. During the conference, Autodesk unveiled a full-scale turbo-prop aircraft engine model, designed in Autodesk’s Inventor software, and produced entirely by using Stratasys FDM technology.

     “FDM is the core technology that drives all our products, including our Fortus line of 3D production systems. The highly durable and accurate production-grade plastic part output of our Fortus line provides an ideal solution for a broad range of applications, including direct digital manufacturing (DDM), or the production of finished parts. We are excited that our collaboration with an unnamed Fortune 500 company to develop products targeting DDM applications will be continuing in 2010.

      “Although business trends are encouraging as we begin 2010, we will continue to conservatively manage our resources given the difficulty in predicting market conditions over the near-term. However, the economy aside, we believe the current long-term opportunities available to us are the most exciting in our company’s history and we look forward to successfully executing our plan over the coming months,” Crump concluded.

     The company plans to hold a conference call to discuss its fourth quarter financial results on Wednesday, February 17, 2010 at 8:30 a.m. (ET). The investor conference call will be available via live webcast on the Stratasys Web site at www.stratasys.com under the "Investors" tab; or directly at the following web address: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=61402&eventID=2718530.

     To participate by telephone, the domestic dial-in number is 800-299-0433 and the international dial-in is 617-801-9712. The access code is 22588899. Investors are advised to dial into the call at least ten minutes prior to the call to register. The webcast will be available for 90 days on the "Investors" page of the Stratasys Web site or at the provided web address.

     The company recently produced a video that provides an overview of the turbo-prop displayed by Autodesk (Nasdaq: ADSK) at their annual user conference in December. That video can be accessed at the following web address: http://www.youtube.com/watch?v=ALA2Gp59_IM&feature=related.

(Financial tables follow)

Stratasys, Inc., Minneapolis, manufactures additive fabrication machines for prototyping and manufacturing plastic parts. The company also operates a service for part prototyping and production. According to Wohlers Report 2009, Stratasys supplied 43 percent of all additive fabrication systems installed worldwide in 2008, making it the unit market leader for the seventh consecutive year. Stratasys patented and owns the process known as FDM.® The process creates functional prototypes and end-use parts directly from any 3D CAD program, using high-performance industrial thermoplastics. The company holds more than 285 granted or pending additive fabrication patents globally. Stratasys products are used in the aerospace, defense, automotive, medical, business and industrial equipment, education, architecture, and consumer-product industries. Online at: www.Stratasys.com.

Forward Looking Statements

All statements herein that are not historical facts or that include such words as “expects,” “anticipates,” “projects,” “estimates,” “vision,” “could,” “potential,” “planning” or “believes” or similar words constitute forward-looking statements covered by the safe harbor protection of the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. These include statements regarding projected revenue and income in future quarters; the size of the 3D printing market; our objectives for the marketing and sale of our Dimension® and uPrint 3D Printers and our FortusTM 3D Production Systems, particularly for use in direct digital manufacturing (DDM); the demand for our proprietary consumables; the expansion of our paid parts service; and our beliefs with respect to the growth in the demand for our products. Other risks and uncertainties that may affect our business include our ability to penetrate the 3D printing market; the success of our distribution agreement with HP; our ability to achieve the growth rates experienced in preceding quarters; our ability to introduce, produce and market new materials, such as ABSplus and ABS-M30, and the market acceptance of these and other materials; the impact of competitive products and pricing; our timely development of new products and materials and market acceptance of those products and materials; the success of our recent R&D initiative to expand the DDM capabilities of our core FDM technology and our distribution agreement with HP; and the success of our RedEyeOnDemandTM and other paid parts services. Actual results may differ from those expressed or implied in our forward-looking statements. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements, but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. In addition to the statements described above, such forward-looking statements are subject to the risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission, including our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Financial Tables & Non-GAAP Discussion

The information discussed within this release includes financial results that are in accordance with accounting principles generally accepted in the United States (GAAP). Certain prior year balance sheet amounts shown in the financial tables have been reclassified to conform to the current year’s presentation. In addition, certain non-GAAP financial measures have been provided that exclude certain charges and expenses. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company’s core business operations and to compare the company’s performance with prior periods. The non-GAAP financial measures primarily identify and exclude certain discrete items, such as an impairment charge for certain auction rate securities, restructuring expenses, and expenses associated with stock-based compensation required under ASC 718. The company uses these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This release is also available on the Stratasys Web site at www.Stratasys.com.